Exhibit 99.1

NEWS RELEASE RARE ELEMENT RESOURCES LTD NYSE MKT: REE TSX: RES December 12, 2013 Ref: 29 -2013

Rare Element Resources Appoints Paul H. Zink as Chief Financial Officer

David P. Suleski leaving the Company to pursue other opportunities

December 12, 2013 – Lakewood, Colorado – Rare Element Resources Ltd. (the “Company”) (NYSE MKT: REE and TSX: RES), a mineral resources company advancing development of the Bear Lodge Critical Rare Earth Project, announced today that Paul H. Zink, former president of International Royalty Corporation and Eurasian Capital and a previous board member of the Company, has been appointed Senior Vice President and Chief Financial Officer.  David P. Suleski, the Company’s Chief Financial Officer since 2011, ceased serving in that role effective December 11, 2013.

“We thank Dave for his contributions over the last three years helping us advance the Bear Lodge Project from an exploration play to a development opportunity,” stated Randall J. Scott, President and Chief Executive Officer. “Paul’s strong finance background in extractive industries, his knowledge of the Company from his former tenure on our Board and his experience in the equities market will allow him to seamlessly step into the CFO role and become a key member of our executive team. Those skills also make us confident that he is the right person to guide us on the next phase of our journey as we continue to advance the Bear Lodge Project towards development.”

Mr. Zink most recently served as Chief Executive Officer and Chief Investment Officer for Americas Bullion Royalty Corp.  Prior to that, he was President of Eurasian Capital, the royalty and merchant banking division of Eurasian Minerals Inc. He also served as president and a director of International Royalty Corporation, prior to its sale to Royal Gold in 2010.  Over his 30 year career in mining, he has also held high level positions with companies like Pegasus Gold, Inc. and Koch Industries with responsibilities including corporate development, credit and mergers and acquisitions.  Early in his career, he spent more than 15 years with J.P. Morgan & Co. in commercial and investment banking roles covering the minerals and energy sectors.  Mr. Zink also serves on the board of directors of Atna Resources Ltd.

Rare Element Resources Ltd. is a publicly traded mineral resource company focused on exploration and development of rare-earth element deposits, specifically those with significant distribution of critical rare earths.  The Company is advancing development of the Bear Lodge Project, located in northeast Wyoming.  Bear Lodge is a significant mineralized district containing many of the less common, more valuable critical rare earths that are essential for electronics, fiber optics, laser systems for health and defense, as well as many evolving green technologies, like hybrid cars, solar panels and wind turbines.  Permitting and feasibility work on the Project is currently underway.

For additional information, please visit the Company’s website at www.rareelementresources.com or contact Robbin Lee at 720-278-2462 or rlee@rareelementresources.com.